Exhibit 10.5

RESTRICTED STOCK UNIT AWARD AGREEMENT (Non-Employee Director)

Participant:
Award Number:
Plan:	2023 Long-Term Incentive Compensation Plan
Award Type:	Restricted Stock Unit
Grant Date:
Total Units Granted:
Purchase Price:	$0
Restriction Period:	Grant Date through [ ]

Wolfspeed, Inc. (the “Company”) has awarded you restricted stock units (“RSUs”) to acquire the common stock of the Company (the “Shares”) effective on the Grant Date of the Award, pursuant to the Wolfspeed, Inc. 2023 Long-Term Incentive Compensation Plan (the “Plan”) and the terms of this Restricted Stock Unit Award Agreement (this “Agreement”).
In accordance with this Agreement and the Plan, upon any Termination of Service (as defined in this Agreement) before the end of the Restriction Period, all RSUs that are not then vested will be forfeited, unless otherwise provided in this Agreement or the Plan. If not previously vested or forfeited, the RSUs will vest at 12:00 a.m. local time in Durham, NC in installments as follows.
[ ] Stock Units on [ ]

Capitalized terms defined in the Plan and used in this Agreement without definition have the meaning specified in the Plan.

THE TERMS AND CONDITIONS ON THE PAGES FOLLOWING THIS SIGNATURE PAGE, INCLUDING ANY APPENDIX, ARE AN INTEGRAL PART OF THIS AGREEMENT AND ARE INCORPORATED HEREIN BY THIS REFERENCE. BY SIGNING BELOW YOU ACKNOWLEDGE THAT YOU HAVE READ, UNDERSTAND AND AGREE TO BE BOUND BY SUCH TERMS AND CONDITIONS. FAILURE TO SIGN WILL RESULT IN FORFEITURE OF THE AWARD.
Date:

WOLFSPEED, INC.:	ACCEPTED AND AGREED TO:
Gregg Lowe President and Chief Executive Officer

RESTRICTED STOCK UNIT AWARD AGREEMENT
TERMS AND CONDITIONS

1.Grant of RSUs. Subject to the terms of the Plan and this Agreement, the Company hereby grants you the RSUs as set forth on the first page of this Agreement. Each RSU represents the right to receive one Share on the date the RSU vests (subject to adjustment for a change in capitalization within the meaning of Section 4.4 of the Plan).
2.Vesting. The RSUs will vest in accordance with the installment or other vesting schedule set out on the first page of this Agreement and will become fully vested, to the extent not already vested, upon your death or on the effective date of the determination of your Disability (as defined below) by the Board of Directors of the Company (the “Board”) or such committee as the Board designates, unless otherwise provided in this Agreement or the Plan. Furthermore, in the event of your Termination of Service as a member of the Board of Directors of the Company (or any legal successor thereto) in connection with a Change in Control of the Company (as defined in this Agreement) or during the period following a Change in Control until the end of the Restriction Period, all RSUs that have not previously vested shall be fully vested upon your Termination of Service. For purposes of this Agreement, “Disability” means a medically determinable physical or mental impairment resulting in your inability to perform your position or any substantially similar position, where such impairment has lasted or can be expected to last for a continuous period of not less than six months. The determination of whether or not you have a Disability will be made by the Board or its delegate in good faith in its sole discretion, and such determination shall be conclusive, final and binding upon all parties. The above definition of Disability applies in lieu of the definition set out in the Plan. For purposes of this Agreement, the term “Affiliates” shall mean: (a) any company’s parent, subsidiary or related entities; and/or (b) any entity directly or indirectly controlled or beneficially owned in whole or in part by a company or a company’s parent, subsidiary or related entities. Furthermore, for purposes of this Agreement, a “Change in Control” will be deemed to have occurred upon the happening of any of the following events:
(i)Any “Person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as now in effect or as hereafter amended (the “Act”), including a “group” (as that term is used in Sections 13(d)(3) and 14(d)(2) of the Act), but excluding Wolfspeed or any of its Affiliates and any employee benefit plan sponsored or maintained by any Wolfspeed Affiliate (including any trustee of such plan acting as trustee), who together with its “affiliates” and “associates” (as those terms are defined in Rule 12b-2 under the Act) becomes the “Beneficial Owner” (within the meaning of Rule 13d-3 under the Act) of more than 50% of the then-outstanding shares of common stock of the Company or the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of its directors. For purposes of calculating the number of shares or voting power held by such Person and its affiliates and associates under this clause (i), there shall be excluded any securities acquired by such Person or its affiliates or associates directly from any Company Affiliate;
(ii)A sale or other disposition of all or substantially all of the Company’s assets is consummated, other than such a sale or disposition that would not have constituted a Change in Control under clause (iv) below had it been structured as a merger or consolidation;
(iii)The shareholders of the Company approve a definitive agreement or plan to liquidate the Company;
(iv)A merger or consolidation of the Company with and into another entity is consummated, unless immediately following such transaction (A) more than 50% of the members of the governing body of the surviving entity were Incumbent Directors (as defined in clause (v) below) at the time of execution of the initial agreement providing for such transaction, (B) no “Person” (as defined in clause (i) above), together with its “affiliates” and “associates” (as defined in clause (i) above), is the “Beneficial Owner” (as defined in clause (i) above), directly or indirectly, of more than 50% of the then-outstanding equity interests of the surviving entity or the combined voting power of the then-outstanding equity interests of the surviving entity entitled to vote generally in the election of members of its governing body, and (C) more than 50% of the then-outstanding equity interests of the surviving entity and the combined voting power of the then-outstanding equity interests of the surviving entity entitled to vote generally in the election of members of its governing body is “Beneficially Owned”, directly or indirectly, by all or substantially all of the individuals and entities who were the “Beneficial Owners” of the shares of common stock of the Company immediately prior to such transaction in substantially all of the individuals and entities who were the “Beneficial Owners” of the shares of common stock of the Company immediately prior to such transaction in substantially the same proportions as their ownership immediately prior to such transaction;
(v)During any period of 24 consecutive months during your service as a non-employee director, the individuals who, at the beginning of such period constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such 24 month period shall be deemed to have satisfied such 24 month requirement, and be an Incumbent Director, if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually, because they were directors at the beginning of such 24 month period, or by prior operation of this clause (v), but excluding for this purpose any such individual whose initial assumption of office is in connection with an actual or threatened election context subject to Rule 14a-11 of Regulation 14A promulgated under the Act or other actual or threatened solicitation of proxies or consents by or on behalf of a “Person” (as defined in clause (i) above) other than the Board; or
(vi)The sale, transfer or other disposition of all or substantially all of the stock or assets of a Business Unit, responsibility for which was the primary duty of an applicable Participant (e.g., as the General Manager or similar position for such Business Unit), or a similar transaction as the Board, in each case, in its sole discretion, may determine to be a Change in Control for Participants under this Plan; provided, however, that for the avoidance of doubt, the term “Change in Control” shall not include (A) a transaction the sole purpose of which is to change the state of the Company’s incorporation; or (B) the initial public offering of the stock of a Business Unit of the Company, and any subsequent sell down of the stock of the Business Unit by the Company. For purposes of this Agreement, the term “Business Unit” shall mean a material subsidiary or a business division or business segment of the Company.
3.Forfeiture of RSUs upon Termination of Service. Except as otherwise provided in this Agreement or the Plan, upon your Termination of Service, you will forfeit all of the RSUs that are not vested as of the date of your Termination of Service.
4.Forfeiture of RSUs for Awards Not Timely Accepted. The Award is conditioned upon and subject to your accepting the Award by signing and delivering to the Company this Agreement, or otherwise electronically accepting the Award, no later than the first date the RSUs are scheduled to vest pursuant to the Award. In the event of your death or incapacitation prior to accepting the Award, the Company will deem the Award as being accepted. If you fail to accept the Award within the time described above, you will forfeit the RSUs.
5.Settlement of RSUs. Subject to the terms of the Plan and this Agreement, any RSUs that vest and become nonforfeitable pursuant to Section 2 above shall be released and settled in whole Shares within thirty (30) days after the applicable vesting date. Upon settlement, the Company shall deliver to you (or, in the event of your death, to your estate or, if the Committee establishes a beneficiary designation procedure pursuant to Section 12 of the Plan, to any beneficiary that you have designated pursuant to such procedure) one or more certificates for the vested Shares or in the Company’s discretion may cause the vested Shares to be deposited in an account maintained by a broker designated by the Company.
6.Responsibility for Taxes. For purposes of this Agreement, “Tax-Related Items” means any or all income tax, social insurance tax, payroll tax, payment on account or other tax-related items that may be applicable to this Award by law or regulation of any governmental authority, whether federal, state or local, domestic or foreign. Regardless of any action the Company takes with respect to reporting or withholding, as applicable, Tax-Related Items, you acknowledge that you are ultimately responsible for all Tax-Related Items and that such Tax-Related Items may exceed the amount actually withheld, if any, by the Company or the Employer. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, without limitation, the grant, vesting or release of the RSUs, the subsequent sale of Shares and the receipt of any dividends or dividend equivalents pursuant to Shares; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or to achieve any particular tax result. Furthermore, if you have become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, you acknowledge that the Company and/or the Employer (or former Employer, as applicable) may be required to report, withhold or account for Tax-Related Items in more than one jurisdiction.
7.Transfer of RSUs. The RSUs and any rights under this Agreement may not be assigned, pledged as collateral or otherwise transferred, except as permitted by the Plan, nor may the RSUs or such rights be subject to attachment, execution or other judicial process until the RSUs become vested pursuant to Section 2 above. In the event of any attempt to assign, pledge or otherwise dispose of RSUs which are not then vested, or any rights under this Agreement, except as permitted by the Plan, or in the event of the levy of any attachment, execution or similar judicial process upon the rights or interests with respect to the RSUs which are not then vested, the Committee may in its discretion, upon notice to you, cause you to forfeit such RSUs.
8.Rights Prior to Vesting of RSUs.
(a)You will have no rights as a shareholder with respect to any Shares issuable under the RSUs until such Shares have been duly issued by the Company or its transfer agent pursuant to the vesting and settlement of the Award.
(b)In the event of a change in capitalization within the meaning of Section 4.4 of the Plan, the number and class of Shares or other securities that you are entitled to pursuant to this Agreement shall be appropriately adjusted or changed as determined by the Committee to reflect the change in capitalization, provided that any such additional Shares or additional or different shares of securities shall remain subject to the restrictions in this Agreement.
9.Termination of Service.
(a)For purposes of this Agreement, “Termination of Service” means the discontinuance of your relationship with the Company as an employee of the Company or the Employer or any subsidiary or affiliate of the Company under the Plan or as a member of the Board of Directors of Wolfspeed, Inc. Except as determined otherwise by the Committee, you will not be deemed to have incurred a Termination of Service if the capacity in which you provide services to the Company changes (for example, you change from being a non-employee director to being an employee) or if you transfer employment among the various subsidiaries or Affiliates of the Company constituting the Employer, so long as there is no interruption in your provision of services to the Company or other Employer as an employee or as a non-employee member of the Board of Directors of Wolfspeed, Inc. The Committee, in its discretion, will determine whether you have incurred a Termination of Service. You will not be deemed to have incurred a Termination of Service during a period for which you are on military leave, sick leave, or other leave of absence approved by the Employer.

(b)Except as otherwise expressly provided in this Agreement or the Plan, if you are deemed to have incurred a Termination of Service other than a Termination of Service on account of your death, your right to vest in the RSUs under this Agreement or the Plan, if any, will terminate effective as of the date that you are no longer actively providing services to the Company or one of its subsidiaries or affiliates (regardless of the reason for the termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period mandated under the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Committee, in its discretion, will determine when you are no longer actively providing services for purposes of this Award (including whether you may still be considered to be providing services while on a leave of absence).
10.Provisions of the Plan. The provisions of the Plan are incorporated by reference in this Agreement as if set out in full in this Agreement. To the extent that any conflict may exist between any other provision of this Agreement and a provision of the Plan, the Plan provision will control. All decisions of the Committee with respect to the interpretation, construction and application of the Plan or this Agreement shall be final, conclusive and binding upon you and the Company.
11.Detrimental Activity. The Committee in its sole discretion may cancel and cause to be forfeited any RSUs not previously vested or released under this Agreement if you engage in any "Detrimental Activity” (as defined below). In addition, if you engage in any Detrimental Activity prior to or within one (1) year after your Termination of Service, the Committee in its sole discretion may require you to pay to the Company the amount of all gain you realized from any vesting of the RSUs under this Agreement (subject to any lookback period or similar limits imposed by applicable law), provided the Committee gives you notice of such requirement within one (1) year after your Termination of Service. In that event, the Company will be entitled to set off such amount against any amount the Company owes to you, in addition to any other rights the Company may have. For purposes of this section:
(a)“Company” includes Wolfspeed, Inc. and all other Employers under the Plan.
(b)“Detrimental Activity” means any of the following conduct, as determined by the Committee in good faith:
(i)the performance of services for any Competing Business (as defined below), whether as an employee, officer, director, consultant, agent, contractor or in any other capacity, except to the extent expressly permitted by any written agreement between you and the Company;
(ii)the unauthorized disclosure or use of any trade secrets or other confidential information of the Company;
(iii)any attempt to induce an employee to leave employment with the Company to perform services elsewhere, or any attempt to cause a customer or supplier of the Company to curtail or cancel its business with the Company;
(iv)breach of any confidentiality, noncompetition, nonsolicitation or nondisparagement obligations, or any obligations relating to the disclosure, assignment or protection of inventions, undertaken by you in any written agreement between you and the Company; or
(v)any act of fraud, misappropriation, embezzlement, or tortious or criminal behavior that adversely impacts the Company.
(c)“Competing Business” means any corporation, partnership, university, government agency or other entity or person (other than the Company) that is conducting research directed to, developing, manufacturing, marketing, distributing, or selling any product, service, or technology that is competitive with any part of the Company’s Business (as defined below). "Company’s Business" means the development, manufacture, marketing, distribution, or sale of, or the conduct of research directed to, any product, service, or technology that the Company is developing, manufacturing, marketing, distributing, selling, or conducting research directed to, at any time during your employment or other relationship with the Company, except that following your Termination of Service the Company’s Business will be determined as of the time of such termination. As of the effective date of this Agreement, the Company’s Business includes but is not limited to the conduct of research directed to, development, manufacture, marketing, distribution, and/or sale of the following products, services, and technologies: (1) silicon carbide (SiC) materials for electronic applications, (2) SiC materials for gemstone applications, (3) gallium nitride materials for electronic applications, (4) power semiconductor devices made using SiC and/or gallium nitride materials and components and modules incorporating such devices, (5) radio frequency (RF) and microwave devices made using SiC, silicon and/or gallium nitride materials and components and modules incorporating such devices, and (6) other semiconductor devices made using SiC and/or gallium nitride materials and components incorporating such devices. You acknowledge that during your employment or other relationship with the Company the Company’s Business may expand or change and you agree that any such expansions and changes shall expand or contract the definition of the Company’s Business accordingly.
12.Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your Data as described in this Agreement and any other grant materials by and among, as applicable, the Company and its subsidiaries and Affiliates, for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and/or the Employer hold or may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social security or insurance number or other identification number (e.g. resident registration number), salary, nationality, position title, any shares of stock or directorships held in the Company, details of RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Plan.
You understand that Data may be transferred to E*Trade or any other third parties as may be selected by the Company currently or in the future, which are assisting the Company in the implementation, administration and management of the Plan. You understand that these recipients may be located in the United States or elsewhere, including outside the European Economic Area, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired upon vesting of the RSUs or any other awards or other entitlement to Shares.
You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting the Company’s Stock Plan Administrator. You understand that Data will be held pursuant to this Agreement only as long as is reasonably necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents above, in any case without cost, by contacting in writing the Company’s Stock Plan Administrator. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing consent is that the Company would not be able to grant you RSUs or any other equity awards or administer or maintain such awards. Therefore, you acknowledge that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you may contact the Stock Plan Administrator of the Company.
13.Language. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version differs in meaning from the English version, the English version will control.
14.Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Signed documents delivered to either party via facsimile or in portable document format will have the same effect as an original, unless otherwise required by applicable law.
15.General.
(a)Nothing in this Agreement will be construed as: (i) constituting a commitment, agreement or understanding of any kind that the Company or any other Employer will continue your employment or other relationship with the Company; or (ii) limiting or restricting either party’s right to terminate your employment or other relationship.
(b)This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. You may not assign any rights under this Agreement without the written consent of the Company, which it may withhold in its sole discretion; any such attempted assignment without the Company’s written consent shall be void. The Company may assign its rights under this Agreement at any time upon notice to you.
(c)Notices under this Agreement must be in writing and delivered personally, by electronic transmission or by a reputable domestic or international carrier (postage prepaid and return receipt or proof of delivery requested), and, in the case of notices to the Company, unless otherwise provided herein, addressed to its principal executive offices to the attention of the Stock Plan Administrator, and, in your case, addressed to your address as shown on the Employer’s records.
(d)This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to the conflict of law provisions thereof, as if made and to be performed wholly within such State. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of North Carolina, agree that such litigation shall be conducted in the courts of Durham County, North Carolina, or the federal courts for the United States for the Middle District of North Carolina, and no other courts, where the Award of the RSUs is made and/or to be performed.
(e)If any provision of this Agreement is held to be invalid or unenforceable, such determination shall not affect the other provisions of the Agreement and the Agreement shall be construed as if the invalid or unenforceable provision were omitted and a valid and enforceable provision, as nearly comparable as possible, substituted in its place.

(f)Notwithstanding any prior award agreement between you and the Company under which RSUs may have been awarded, this Agreement and the Plan set forth all of the promises, agreements and understandings between you and Company relating to the RSUs granted pursuant to this Agreement, constitute the complete agreement between the parties regarding the RSUs and replace any prior oral or written communications regarding the same.
(g)Shares issued pursuant to this Award may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under applicable law or the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) or any stock exchange or trading system upon which the common stock of the Company is listed, and the Committee may cause a legend or legends to be placed on any such certificates or the stock records of the Company to make appropriate reference to such restrictions.
(h)You agree that the RSUs, even if later forfeited, serve as additional, valuable consideration for your obligations, if any, undertaken in any existing agreement between you and the Company and/or other Employer regarding confidential information, noncompetition, nonsolicitation or similar covenants.
(i)You acknowledge, represent and warrant to the Company, and agree with the Company, that (i) except for information provided in the Company’s filings with the SEC and in the Company’s current prospectus relating to the Plan, you have not relied and will not rely upon the Committee, the Company, an Employer or any employee or agent of the Company or an Employer in determining whether to accept this Award, or in connection with any disposition of Shares obtained pursuant to this Award, or with respect to any tax consequences related to the grant of the RSUs or the disposition of Shares obtained pursuant to the RSUs; and (ii) you will seek from your own professional advisors such investment, tax and other advice as you believe necessary.
(j)You acknowledge that you may incur a substantial tax liability as a result of vesting of the RSUs. You assume full responsibility for all such consequences and the filing of all tax returns and related elections you may be required or find desirable to file. If you are required to make any valuation of Shares obtained pursuant to the RSUs under any federal, state or other applicable tax law, and if the valuation affects any tax return or election of the Company or the Employer or affects the Company’s financial statement reporting, you agree that the Company may determine the value and that you will observe any determination so made by the Company in all tax returns and elections filed by you.
(k)You acknowledge that copies of the Plan and Plan prospectus are available upon written or telephonic request to the Company’s Stock Plan Administrator.
16.Severability. The provisions of this Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
17.Nature of Grant. In accepting this grant, you acknowledge, understand and agree that:
(a)the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless expressly provided otherwise in the Plan or the Agreement;
(b)the grant of the RSUs is voluntary and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past;
(c)all decisions with respect to future grants of RSUs, if any, will be at the sole discretion of the Company;
(d)your participation in the Plan is voluntary;
(e)your participation in the Plan will not create a right to employment with the Company or the Employer and will not interfere with the ability of the Company, the Employer or any subsidiary or affiliate to terminate your employment or service relationship at any time;
(f)if you are employed by a non-U.S. entity and provide services outside the U.S., the RSUs are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to your Employer, and they are outside the scope of your employment or service contract, if any, with your Employer;
(g)the grant of the RSUs is not intended to replace any pension rights or compensation;
(h)the grant of the RSUs is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(i)the grant of the RSUs and your participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company, the Employer or any subsidiary or affiliate of the Company;
(j)the future value of the Shares is unknown and cannot be predicted with certainty;
(k)no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of your employment or service relationship by the Company or the Employer (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and, in consideration of the grant of the

RSUs, to which you otherwise are not entitled, you irrevocably agree (i) never to institute any such claim against the Company, the Employer, or any subsidiary or affiliate of the Company, (ii) to waive your ability, if any, to bring any such claim, and (iii) to release the Company and the Employer and any subsidiary or affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims;
(l)the grant of the RSUs and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, takeover, or transfer of liability;
(m)neither the Company, the Employer nor any subsidiary or affiliate of the Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the RSUs or of any payments due to you pursuant to the subsequent sale of any Shares acquired upon the vesting of the RSUs; and
(n)this award and any other award(s) granted under the Plan on the Grant Date are intended to fulfill any and all agreements, obligations or promises, whether legally binding or not, previously made by the Company or another Employer under the Plan to grant you the RSUs or other rights to common stock of the Company. By signing this Agreement, you accept such awards, along with all prior awards received by you, in full satisfaction of any such agreement, obligation or promise.
18.No Advice Regarding Grant. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or sale of Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
19.Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the RSUs, the Company shall not be required to deliver the RSUs or any of the underlying Shares prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the SEC or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the RSUs or any of the underlying Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance of the RSUs and Shares. Further, you agree that the Company shall have unilateral authority to amend the Plan and the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.
20.Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other participant.
21.Appendix. Notwithstanding any provisions in this Agreement, the RSUs shall be subject to any special terms and conditions set forth in any Appendix attached to this Agreement for your country to the extent that the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan. Moreover, if you relocate to or from one of the countries included in any such Appendix, the special terms and conditions for the country you are moving from and/or the country you are moving to will apply to you to the extent that the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan. If included, any such Appendix is incorporated in and constitutes part of this Agreement.
22.Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent that the Company determines it is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
23.Code Section 409A. The Award is intended to qualify for the “short-term deferral” exemption from Section 409A of the Code, and the provisions of this Agreement will be interpreted, operated and administered in a manner consistent with these intentions. The right to payment triggered by each installment vesting date or vesting event pursuant to Section 2 above is intended to be a right to a separate payment for purposes of Section 409A. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, without your consent, to unilaterally amend or modify the Plan and/or this Agreement to ensure that the RSUs qualify for exemption from or comply with Section 409A of the Code; provided, however, that the Company makes no representations that the RSUs will be exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to these RSUs. The Company will have no liability to you or to any other party if the Award, the vesting of the Award, delivery of Shares upon settlement of the Award or any other event hereunder that is intended to be exempt from or compliant with Section 409A of the Code, is not so exempt or compliant, or for any action taken by the Company with respect thereto.

24.Insider Trading/Market Abuse Laws. You acknowledge that, depending on your country, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Shares under the Plan during such times as you is considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to consult with your own personal legal and financial advisors on this matter.
25.Clawbacks. You further acknowledge and agree that, to the extent applicable, this Award and all Awards granted pursuant to the Plan (and payments and Shares in settlement of such Awards as well as any proceeds received from the disposition of such property) are subject to clawback by the Company to the extent provided in any policy, as amended from time to time, adopted by the Board, including the policy adopted to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Rule 10D-1 under the Act, and the NYSE’s or Nasdaq’s listing standards (as applicable).